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                                                                      EXHIBIT 23

                             CONSENT OF INDEPENDENT
                          CERTIFIED PUBLIC ACCOUNTANTS


The Board of Directors
PhyCor, Inc.:


We consent to incorporation by reference in the registration statement No. 33-85726 on Form S-8 of PhyCor, Inc. of our report dated June 18, 1999 relating to the statements of net assets available for plan benefits of the PhyCor, Inc. Savings and Profit Sharing Plan as of December 31, 1998 and 1997 and the related statements of changes in net assets available for plan benefits for the years then ended, and the related supplementary schedules, which report appears in the December 31, 1998 annual report on Form 11-K of the PhyCor, Inc. Savings and Profit Sharing Plan.






Nashville, Tennessee                                    /S/ KPMG LLP
June 29, 1999